                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2021 Results

Net Sales Flat with the Prior Year; Gross Margin Expansion
Company Maintains its Previously Provided Financial Outlook for Fiscal 2021

Shelton, Conn - February 9, 2021 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter 2021 ended December 31, 2020.

Executive Summary
•Net sales were $451.1 million, a decrease of 0.6%, when compared to the prior year period.
•Organic net sales were flat when compared to the prior year period. (Organic basis excludes the impact of the Cremo acquisition, the sale of the Infant and Pet Care business, and the translational impact from currency.)
•GAAP Diluted Earnings Per Share ("EPS") were $0.32 for the first quarter compared to $0.41 in the prior year period.
•Adjusted EPS were $0.43 for the first quarter, compared to $0.55 in the prior year period.
•The Company ended the fiscal first quarter with $281 million in cash on hand, access to an undrawn $425 million credit facility and a net debt leverage ratio of 2.9 times. The Company returned $9.2 million to shareholders through share repurchase.
•The Board of Directors declared a cash dividend of $0.15 per common share for the first fiscal quarter.

The Company reports and forecasts results on a GAAP and Non-GAAP basis and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“Fiscal 2021 is off to a good start with our results reflective of strong execution against our key strategic priorities. We delivered flat organic net sales, expanded gross margin, invested in our strategic initiatives, announced a new $0.15 per share dividend, and repurchased shares. From a portfolio perspective, Wet Ones, Men’s Grooming and Women’s Wet Shave were notable out-performers and our e-commerce channel continued to deliver accelerated sales growth.” said Rod Little, Edgewell’s President and Chief Executive Officer.
Mr. Little continued, “Despite the ongoing pandemic, and likely increasing headwinds in the near-term our teams continue to execute with excellence. We remain focused on delivering on our financial outlook for 2021 and advancing our long-term strategy to transform Edgewell into a growing, sustainable and consumer centric company delivering stable top line growth and predictable profit and cash generation.”

Fiscal 1Q 2021 Operating Results (Unaudited)

Net sales were $451.1 million in the quarter, a decrease of 0.6%, as compared to the prior year period. Excluding a $16.6 million positive impact from the Cremo acquisition, $26.8 million negative impact from the sale of the Infant and Pet Care business, and a $7.3 million favorable impact from currency translation, organic net sales was flat, driven by growth in Wet Ones, Men’s Grooming, Women’s Systems and Private Label, offset by declines in Sun Care and Feminine Care. While COVID-19 continued to negatively impact the Wet Shave and Sun Care categories, the impact was partly mitigated by unanticipated higher demand in several International markets ahead of new, more stringent COVID-19 related lockdowns.
Gross profit was $193.3 million during the first quarter of fiscal 2021, as compared to $193.1 million in the prior year quarter. Gross margin as a percent of net sales for the first quarter of fiscal 2021 was 42.9%, representing a 40-basis point increase over the prior year quarter gross margin percentage of 42.5%. Adjusted gross margin percentage increased 70-basis points driven primarily by Project Fuel savings, the positive impact of acquisitions and divestitures and lower cost of materials, partially offset by unfavorable product mix and pricing.
Advertising and sales promotion expense ("A&P") was $41.2 million, or 9.1% of net sales, as compared to $41.1 million, or 9.1% of net sales in the prior year period. Increased spending in Men’s Grooming, Wet Ones and Wet Shave was more than offset by lower spending in Sun Care, due to COVID-19. Both Advertising and Digital spending increased significantly compared to the prior year.
Selling, general and administrative expense ("SG&A") was $93.1 million, or 20.6% of net sales, as compared to $95.0 million, or 20.9% of net sales in the prior year period. Adjusted SG&A, as a percent of net sales, increased 100-basis points, driven principally by $3.3 million of operating costs associated with the Cremo business. Increased investments in strategic initiatives, higher equity compensation costs and the unfavorable impact from foreign exchange was offset by Project Fuel savings and lower discretionary spend.
The Company recorded pre-tax restructuring and other non-recurring expenses of $4.4 million in the quarter in support of Project Fuel, consisting largely of severance and outplacement, IT enablement and consulting costs, as well as $3.0 million in acquisition and integration costs related to the Cremo acquisition.
Operating income was $41.6 million during the quarter compared to $37.1 million in the prior year quarter. Adjusted operating income was $49.0 million in the quarter, compared to $51.6 million in the prior year period.
The effective tax rate for the first three months of fiscal 2021 was 29.7% as compared to 24.4% in the prior year period. The adjusted effective tax rate for the first three months of fiscal 2021 was 28.4%, up from the prior year period adjusted tax rate of 23.2%. The effective tax rate reflects the unfavorable impact of U.S. versus foreign earnings and the impact of the permanent adjustments related to limitations associated with Section 162(m) of the Internal Revenue Code.
GAAP net earnings for the quarter were $17.7 million or $0.32 per share compared to $22.4 million or $0.41 per share in the first quarter of fiscal 2020. Adjusted net earnings in the quarter were $23.3 million or $0.43 per share, as compared to $29.9 million or $0.55 per share in the prior year period. Adjusted net earnings were negatively impacted by the combined $3.7 million in higher interest expense and lower other income, and a $2.2 million net impact from acquisitions and divestitures, as compared to the prior year period. Adjusted EBITDA was $72.2 million compared to $76.1 million in the prior year.
Net cash used by operating activities was $82.5 million for the first three months of fiscal 2021 compared to $46.9 million used in operating activities in the prior year period.
Project Fuel
Project Fuel is an enterprise-wide transformational initiative that was launched in the second fiscal quarter of 2018, to address all aspects of Edgewell's business and cost structure, simplifying and transforming the organization, structure and key processes. Project Fuel is facilitating further re-investment in the Company’s growth strategy while enabling Edgewell to achieve its desired future state operations.
The Company expects Project Fuel will generate $265 to $275 million in total annual gross savings by the end of the 2021 fiscal year. The savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company expects to incur one-time pre-tax charges of approximately $160 to $165 million through the end of the 2021 fiscal year.
Fiscal first quarter 2021 Project Fuel related gross savings were approximately $16 million, bringing cumulative gross savings to approximately $228 million.

Fiscal 1Q 2021 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales increased $2.1 million, or 0.8%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $4.2 million or 1.5%, a significant sequential improvement, reflecting further stabilization of the business. Although COVID-19 continued to impact the category, and pricing and mix were unfavorable, volumes increased, largely driven by sales and market share gains in Women’s Systems, growth in Private Label across Men’s and Women’s, and improving trends in Men’s Systems. By region, North America organic net sales decreased 2.8% while International markets decreased 0.4%. Wet Shave segment profit decreased $0.3 million, or 0.6%, as slightly higher gross margin was offset by increased A&P.
Sun and Skin Care (Sun Care, Wipes, Bulldog, Jack Black and Cremo)
Sun and Skin Care net sales increased $27.9 million, or 37.2%, as compared to the prior year period. Excluding the impact of the Cremo acquisition and currency movements, organic net sales increased $10.5 million, or 14.0%. Organic growth was driven by Wet Ones, increasing over 100%, and Men’s Grooming, which increased 12%. Sun Care continued to be heavily impacted by COVID-19, declining 23% in the quarter. Sun and Skin Care segment profit increased $5.1 million, driven by higher gross margin, reflecting higher volumes and favorable pricing, as well as reduced A&P spending in International Sun Care markets due to COVID-19.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales decreased $6.1 million, or 8.1%, as compared to the prior year period. The decline in net sales was largely driven by overall category declines, on-going competitive pressure and the negative effect of distribution losses, most notably at Walmart. Feminine Care segment profit decreased $4.3 million, or 32.8% as compared to the prior year period, driven by lower gross margin, reflecting lower volumes.
In the first quarter of fiscal 2020, the Company completed the sale of the Infant and Pet Care business that made up the majority of the All Other segment.

Dividend and Share Repurchase
On February 9, 2021, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the first fiscal quarter. The dividend is payable April 6, 2021 to stockholders of record as of the close of business on March 5, 2021.
In the quarter, the Company completed share repurchases of 250 thousand shares for a cost of $9.2 million. The Company has 9.75 million shares of common stock available for repurchase in the future under the Boards previous authorization.

Full Fiscal Year 2021 Financial Outlook

The Company is maintaining its previously provided outlook assumptions for fiscal 2021:

•Reported net sales to increase mid-single digits
◦Includes: 160 basis-point net benefit from the Cremo acquisition and the Infant and Pet Care divestiture and a 160 basis-point benefit from currency translation
•Organic sales to increase low-single digits
•Adjusted operating profit margin to be consistent with fiscal 2020
◦Project Fuel costs of $25 to $30 million
◦Project Fuel Gross Savings of $50 to $60 million
•GAAP EPS in the range of $2.18 to $2.38
◦Includes: Project Fuel restructuring charges, IT enablement costs, acquisition and integration costs
•Adjusted EPS in the range of $2.62 to $2.82
•Adjusted EBITDA in the range of $345 to $360 million
•Adjusted effective tax rate in the range of 22.5% to 23.5%
•Capital expenditures of approximately 3.0% of net sales
•Free cash flow expected to be approximately 100% of non-GAAP net earnings

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 5,800 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 pandemic), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 20, 2020.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring and related costs, acquisition and integration costs, the gain on sale of the Infant and Pet Care business, and advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2021 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures.

•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter ended December 31, 2020, the impact of dispositions includes net sales and segment profit activity for the Infant and Pet Care business, which was sold in December 2019. For the quarter December 31, 2020, the impact of acquisitions includes net sales and segment profit activity for the Cremo acquisition, which was acquired on September 2, 2020.
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, the gain on sale of the Infant and Pet Care business, and advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,
	2020	2019
Net sales	$451.1	$454.0
Cost of products sold	257.8	260.9
Gross profit	193.3	193.1

Selling, general and administrative expense	93.1	95.0
Advertising and sales promotion expense	41.2	41.1
Research and development expense	13.7	13.8
Restructuring charges	3.7	6.1
Operating income	41.6	37.1
Gain on sale of Infant and Pet Care business	—	(5.2)
Interest expense associated with debt	17.4	14.3
Other income, net	(1.0)	(1.6)
Earnings before income taxes	25.2	29.6
Income tax provision	7.5	7.2
Net earnings	$17.7	$22.4

Earnings per share:
Basic net earnings per share	0.33	0.41
Diluted net earnings per diluted share	0.32	0.41

Weighted-average shares outstanding:
Basic	54.4	54.3
Diluted	54.8	54.4

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2020	September 30, 2020
Assets
Current assets
Cash and cash equivalents	$280.8	$364.7
Trade receivables, less allowance for doubtful accounts	167.0	158.8
Inventories	337.0	314.1
Other current assets	148.6	146.0
Total current assets	933.4	983.6
Property, plant and equipment, net	368.9	370.9
Goodwill	1,167.7	1,159.7
Other intangible assets, net	927.5	928.1
Other assets	98.6	98.6
Total assets	$3,496.1	$3,540.9

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	24.1	21.1
Accounts payable	182.7	181.9
Other current liabilities	222.1	307.5
Total current liabilities	428.9	510.5
Long-term debt	1,238.4	1,237.9
Deferred income tax liabilities	103.9	102.5
Other liabilities	259.7	257.1
Total liabilities	2,030.9	2,108.0
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,618.8	1,631.8
Retained earnings	791.6	782.4
Common shares in treasury at cost	(784.2)	(790.4)
Accumulated other comprehensive loss	(161.7)	(191.6)
Total shareholders' equity	1,465.2	1,432.9
Total liabilities and shareholders' equity	$3,496.1	$3,540.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended December 31,
	2020	2019
Cash Flow from Operating Activities
Net earnings	$17.7	$22.4
Depreciation and amortization	22.2	22.5
Share-based compensation expense	5.3	4.9
Loss on sale of assets	0.2	0.2
Gain on sale of Infant and Pet Care business	—	(5.2)
Deferred compensation payments	(0.2)	(1.9)
Deferred income taxes	—	(16.7)
Other, net	1.0	5.4
Changes in operating assets and liabilities	(128.7)	(78.5)
Net cash used by operating activities	(82.5)	(46.9)

Cash Flow from Investing Activities
Capital expenditures	(10.2)	(7.6)
Proceeds from sale of Infant and Pet Care business	7.5	95.8
Acquisition of Cremo	(0.3)	—
Collection of deferred purchase price on accounts receivable sold	1.5	2.8
Other, net	(0.8)	(1.3)
Net cash (used by) from investing activities	(2.3)	89.7

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	—	50.0
Cash payments on debt with original maturities greater than 90 days	—	(167.0)
Net increase (decrease) in debt with original maturities of 90 days or less	2.5	(0.1)
Repurchase of shares	(9.2)	—
Net financing inflow (outflow) from the Accounts Receivable Facility	4.2	(14.9)
Employee shares withheld for taxes	(3.0)	(1.5)
Other, net	—	(2.4)
Net cash used by financing activities	(5.5)	(135.9)

Effect of exchange rate changes on cash	6.4	3.3

Net decrease in cash and cash equivalents	(83.9)	(89.8)
Cash and cash equivalents, beginning of period	364.7	341.6
Cash and cash equivalents, end of period	$280.8	$251.8

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments”, and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, other charges such as restructuring and integration costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the sale of its Infant and Pet Care business in December 2019. As a result, no additional Net Sales or Segment Profit will be reported for the All Other segment in subsequent periods.
Segment net sales and profitability are presented below:

	Three Months Ended December 31,
	2020	2019
Net Sales
Wet Shave	$279.1	$277.0
Sun and Skin Care	103.0	75.1
Feminine Care	69.0	75.1
All Other	—	26.8
Total net sales	$451.1	$454.0

Segment Profit
Wet Shave	$52.6	$52.9
Sun and Skin Care	5.2	0.1
Feminine Care	8.8	13.1
All Other	—	3.1
Total segment profit	66.6	69.2
General corporate and other expenses	(12.1)	(13.3)
Restructuring and related costs	(4.4)	(8.0)
Acquisition and integration costs	(3.0)	(6.2)
Gain on sale of Infant and Pet Care business	—	5.2
Feminine and Infant Care evaluation costs	—	(0.3)
Amortization of intangibles	(5.5)	(4.3)
Interest and other expenses, net	(16.4)	(12.7)
Total earnings before income taxes	$25.2	$29.6
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended December 31, 2020
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$193.3	$93.1	$41.6	$25.2	$7.5	$17.7	$0.32
Restructuring and related costs	0.1	0.6	4.4	4.4	1.1	3.3	0.07
Acquisition and integration costs	1.3	1.7	3.0	3.0	0.7	2.3	0.04
Total Adjusted Non-GAAP	$194.7	$90.8	$49.0	$32.6	$9.3	$23.3	$0.43

GAAP as a percent of net sales	42.9%	20.6%	9.2%	GAAP effective tax rate		29.7%
Adjusted as a percent of net sales	43.2%	20.1%	10.9%	Adjusted effective tax rate		28.4%

	Three Months Ended December 31, 2019
	Gross Profit	SG&A	Operating Income	EBIT	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$193.1	$95.0	$37.1	$29.6	$7.2	$22.4	$0.41
Restructuring and related costs	—	1.9	8.0	8.0	1.7	6.3	0.13
Acquisition and integration costs	—	6.2	6.2	6.2	1.6	4.6	0.08
Gain on sale of Infant and Pet Care business	—	—	—	(5.2)	(1.6)	(3.6)	(0.07)
Feminine and Infant Care evaluation costs	—	0.3	0.3	0.3	0.1	0.2	—
Total Adjusted Non-GAAP	$193.1	$86.6	$51.6	$38.9	$9.0	$29.9	$0.55

GAAP as a percent of net sales	42.5%	20.9%	8.2%	GAAP effective tax rate		24.4%
Adjusted as a percent of net sales	42.5%	19.1%	11.4%	Adjusted effective tax rate		23.2%

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments with impact of the sale of the Infant and Pet Care business included in All Other. The impact of acquisitions includes the operations of Cremo which was acquired in September 2020. The following tables present changes in net sales and segment profit for the quarter ended December 31, 2020, as compared to the corresponding period in the prior year, and provide a reconciliation of organic net sales to reported amounts.

Net Sales (In millions - Unaudited)
Three Months Ended December 31, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q1 FY20	$277.0		$75.1		$75.1		$26.8		$454.0
Organic	(4.2)	(1.5)%	10.5	14.0%	(6.3)	(8.4)%	—	—%	—	—%
Impact of acquisitions	—	—%	16.6	22.1%	—	—%	—	—%	16.6	3.7%
Impact of disposition	—	—%	—	—%	—	—%	(26.8)	(100.0)%	(26.8)	(5.9)%
Impact of currency	6.3	2.3%	0.8	1.1%	0.2	0.3%	—	—%	7.3	1.6%
Net Sales - Q1 FY21	$279.1	0.8%	$103.0	37.2%	$69.0	(8.1)%	$—	(100.0)%	$451.1	(0.6)%

Segment Profit (In millions - Unaudited)
Three Months Ended December 31, 2020

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q1 FY20	$52.9		$0.1		$13.1		$3.1		$69.2
Organic	(1.6)	(3.0)%	2.9	2,900.0%	(4.3)	(32.8)%	—	—%	(3.0)	(4.3)%
Impact of acquisitions	—	—%	2.4	2,400.0%	—	—%	—	—%	2.4	3.5%
Impact of disposition	—	—%	—	—%	—	—%	(3.1)	(100.0)%	(3.1)	(4.5)%
Impact of currency	1.3	2.4%	(0.2)	(200.0)%	—	—%	—	—%	1.1	1.6%
Segment Profit - Q1 FY21	$52.6	(0.6)%	$5.2	5,100.0%	$8.8	(32.8)%	$—	(100.0)%	$66.6	(3.7)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Three Months Ended December 31,
	2020	2019
Net earnings	$17.7	$22.4
Income tax provision	7.5	7.2
Interest expense, net	17.4	14.7
Depreciation and amortization	22.2	22.5
EBITDA	$64.8	$66.8

Restructuring and related costs	4.4	8.0
Acquisition and integration costs	3.0	6.2
Gain on sale of Infant and Pet Care business	—	(5.2)
Feminine and Infant Care evaluation costs	—	0.3
Adjusted EBITDA	$72.2	$76.1

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2021 results:

Adjusted EPS Outlook
Fiscal 2021 GAAP EPS		$2.18 - $2.38

Restructuring and related costs	approx.	0.52
Acquisition and integration costs	approx.	0.06
Income taxes(1)	approx.	(0.14)

Fiscal 2021Adjusted EPS Outlook (Non-GAAP)		$2.62 - $2.82
(1)Income tax effect of the adjustments to Fiscal 2021 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2021 GAAP Net Income	approx.	$120 - $135
Income tax provision	approx.	35
Interest expense, net	approx.	70
Depreciation and amortization	approx.	90
EBITDA	approx.	$315 - $330

Restructuring and related costs	approx.	27
Acquisition and integration costs	approx.	3
Fiscal 2021 Adjusted EBITDA	approx.	$345 - $360